Exhibit 5
RICHARDSON & PATEL LLP
10900 Wilshire Boulevard
Suite 500
Los Angeles, California 90024
Telephone (310) 208-1182
Facsimile (310) 208-1154
July 21, 2006
NGTV
9944 Santa Monica Boulevard
Beverly Hills, California 90212
     Re: NGTV, Registration Statement on Form S-1
Members of the Board of Directors:
     We are acting as counsel to NGTV, a California corporation (the “Company”), in connection with the issuance and sale of up to 7,521,751 units (the “Units”) which include (i) one share of Common Stock, no par value per share, of the Company (the “Common Stock”), and (ii) one warrant to purchase one half of one share of Common Stock (the “Public Warrants”) pursuant to the Underwriting Agreement (the “Underwriting Agreement”) proposed to be entered into between the Company and Capital Growth Financial, LLC, as representative of the underwriters to be named therein (“Underwriters”). We are also counsel in connection with the issuance and sale of the shares of Common Stock underlying the Public Warrants (the “Warrant Shares”). We are also acting as counsel in connection with the issuance and sale to the Underwriters of an Option to Purchase Units (the “Underwriters Option”) as described in the Registration Statement, and the issuance and sale of the Units, Warrants and Common Stock underlying the Underwriters Option (together with the Underwriters Option, the “Underwriters Option Securities”). The Units, the Common Stock, the Public Warrants, the Warrant Shares and the Underwriters Option Securities are registered on a Form S-1, file number 333-131508, filed with the Securities and Exchange Commission on February 3, 2006, as subsequently amended (the “Registration Statement”).
     In rendering this opinion, we have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion.
     Based upon the foregoing and subject to the qualifications and limitations stated herein, we are of the opinion that the Units to be issued and sold to the Underwriters by the Company, and the underlying Common Stock and Public Warrants, are duly authorized and, when issued and delivered to the Underwriters pursuant to the terms of the Underwriting Agreement against payment of the consideration therefor as provided therein and in the Registration Statement, will be validly issued, fully paid, and nonassessable. In addition, based upon the foregoing and subject to the qualifications and limitations stated therein, we are of the opinion that the Units to be sold to the Underwriters by the selling security holders named in the Registration Statement, and the underlying Common Stock and Public Warrants, have been duly authorized and validly issued, are fully paid, and nonassessable.
     Based upon the foregoing and subject to the qualifications and limitations set forth herein, we are of the opinion that the Public Warrants constitute the valid, binding obligation of the Company, enforceable against the Company in accordance with their terms, provided such enforcement may, under certain circumstances be limited by bankruptcy, insolvency or other principals of equity that could in the future be applicable to the Company’s obligations.
     Based upon the foregoing and subject to the qualifications and limitations stated herein, we are of the opinion that the Warrant Shares, when issued under the terms of the Public Warrants, including the receipt of the consideration required therefor as provided therein and in the Registration Statement, will be validly issued, fully paid and nonassessable.
     Based upon the foregoing and subject to the qualifications and limitations stated herein, we are of the opinion that the Underwriters Option, and the Units, Warrants and Common Stock underlying the Underwriters Option, are duly authorized and, when issued and delivered to the Underwriters pursuant to the terms of the Underwriters Option and the Underwriting Agreement against payment of the consideration therefor as provided therein and in the Registration Statement, will be validly issued, fully paid, and nonassessable. In addition, we are of the opinion that the Warrants which comprise a portion of the Underwriters Securities, constitute the valid, binding obligation of the Company, enforceable against the Company in accordance with their terms, provided such enforcement may, under certain circumstances be limited by bankruptcy, insolvency or other principals of equity that could in the future be applicable to the Company’s obligations.
     Members of this firm are qualified to practice law in the state of California and we express no opinion as to the laws of any jurisdictions except for those of California and the United States of America.

     We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ RICHARDSON & PATEL LLP